Exhibit 99.2

Unaudited pro forma condensed combined financial information

(in millions, except per share amounts)

On January 29, 2025, AAM issued the Offer Announcement pursuant to Rule 2.7 of the Takeover Code, disclosing the terms of our Offer to acquire the entire issued and to be issued share capital of Dowlais. Under the terms of the Offer, Dowlais Shareholders will be entitled to receive, for each Dowlais Share held by such shareholder, 43 pence per share in cash and 0.0881 New AAM Shares. In addition, in connection with the Combination, AAM expects to incur additional debt (including pursuant to this offering) that will be used, in part, to fund the cash consideration payable in connection with the Combination, related fees and expenses, and repay certain existing indebtedness of Dowlais.

The following unaudited pro forma condensed combined financial information (comprised of the unaudited pro forma condensed combined balance sheet, unaudited pro forma condensed combined statements of income and the related notes, and referred to within this offering memorandum as the pro forma financial statements) gives effect to the Combination and related financing (based on the assumptions described in the notes thereto), which includes adjustments for the following:

•	the conversion of Dowlais’ historical financial statements from Pound Sterling to U.S. Dollars;

•	certain reclassifications to conform Dowlais’ historical financial statement presentation to AAM’s presentation;

•	the conversion of Dowlais’ historical financial statements prepared in accordance with IFRS, as issued by the International Accounting Standards Board (“IASB”), to U.S. GAAP;

•	application of the acquisition method of accounting under the provisions of Accounting Standards Codification 805, “Business Combinations” (“ASC 805”), and to reflect consideration transferred in exchange for 100% of all outstanding Dowlais Shares; and

•	estimated transaction and financing costs to be incurred in connection with the Combination.

The pro forma financial statements assume the debt incurred to fund the cash consideration payable in connection with the Combination, related fees and expenses, and repay certain existing indebtedness of Dowlais will be pursuant to the Second Amendment and the Bridge Credit Agreements (the “credit facilities”), and do not give effect to this offering or to actual terms of the notes issued in this offering.

The pro forma financial statements are based on, and should be read in conjunction with, the following:

(i) the historical consolidated financial statements of AAM and the related notes included in AAM’s Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on February 14, 2025, and the historical unaudited consolidated financial statements of AAM and the related notes included in AAM’s Quarterly Report on Form 10-Q for the period ended June 30, 2025, which was filed with the SEC on August 8, 2025; and

(ii) the consolidated financial statements of Dowlais for the year ended December 31, 2024 and the related notes which are included in this offering memorandum. See the section of this offering memorandum entitled “Dowlais Consolidated Financial Statements” for further information.

The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2025 and the year ended December 31, 2024 combine the historical consolidated statements of income of AAM and Dowlais, giving effect to the Combination as if it had been completed on January 1, 2024. The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2025 combines the historical consolidated balance sheets of AAM and Dowlais, giving effect to the Combination as if it had been completed on June 30, 2025.

The accompanying pro forma financial statements do not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the Combination. The pro forma financial statements are provided for informational purposes only and do not purport to indicate the results that would actually have been obtained had the Combination been completed on the assumed date or for the periods presented, or which may be realized in the future.

To produce the pro forma financial statements, AAM adjusted Dowlais’ assets and liabilities to their estimated fair values. As of the date of this offering memorandum, AAM has not completed the detailed valuation analysis necessary to arrive at the required estimates of the fair value of the Dowlais assets to be acquired and the liabilities to be assumed and the related allocation of purchase price, nor has it identified all adjustments necessary to conform Dowlais’ accounting policies to AAM’s accounting policies. A final determination of the fair value of Dowlais’ assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Dowlais that exist as of the date of completion of the Combination.

Additionally, the value of the stock consideration in the Combination will be determined based on the trading price of AAM Shares at the time of the completion of the Combination. Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analysis is performed. The preliminary unaudited pro forma purchase price allocation has been made solely for the purpose of preparing the accompanying pro forma financial statements. The preliminary purchase price allocation was based on reviews of publicly disclosed allocations for other acquisitions in the automotive supplier industry, AAM’s historical experience, data that was available through the public domain and AAM’s due diligence review of Dowlais’ business. Until the Combination is completed, both companies are limited in their ability to share information with each other. Upon completion of the Combination, additional valuation analysis will be performed and any increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statement of income until the purchase price allocation is finalized. There can be no assurance that such finalization will not result in material changes from the preliminary purchase price allocation included in the accompanying pro forma financial statements.

Unaudited pro forma condensed combined balance sheet

As of June 30, 2025

in $ millions	AAM (U.S. GAAP) Note 1	Dowlais (IFRS) Notes 1 and 7	Reclassification adjustments Note 2	IFRS to U.S. GAAP adjustments Note 3	Notes	Transaction adjustments Note 5	Notes	Pro forma condensed combined (U.S. GAAP)
Assets
Current assets
Cash and cash equivalents	$586.5	$446.0	$—	$—		$(70.0)	5a	$962.5
Accounts receivable, net	844.5	824.0	(107.5)	—		(12.8)	5b	1,548.2
Inventories, net	449.1	600.0	(59.6)	—		37.0	5c	1,026.5
Prepaid expenses and other	230.8	—	182.3	—		—		413.1
Derivative financial assets	—	26.0	(26.0)	—		—		—
Current tax assets	—	52.0	(52.0)	—		—		—
Current assets held-for-sale	61.0	—	—	—		—		61.0
Total current assets	2,171.9	1,948.0	(62.8)	—		(45.8)		4,011.3
Property, plant and equipment, net	1,624.0	2,177.0	—	(135.2)	3a	538.3	5d	4,204.1
Deferred income taxes	190.6	200.0	—	—		25.2	5e	415.8
Goodwill	174.8	—	1,472.0	—		(1,177.6)	5f	469.2
Other intangible assets, net	415.9	—	1,223.6	—		(817.4)	5g	822.1
Goodwill and other intangible assets	—	2,734.0	(2,734.0)	—		—		—
GM postretirement cost sharing asset	114.4	—	—	—		—		114.4
Operating lease right-of-use assets	106.4	—	—	135.2	3a	—		241.6
Other assets and deferred charges	475.6	—	644.2	—		—		1,119.8
Interests in equity accounted investments	—	446.0	(446.0)	—		—		—
Derivative financial assets	—	15.0	(15.0)	—		—		—
Retirement benefit surplus	—	63.0	(63.0)	—		—		—
Other receivables	—	19.0	(19.0)	—		—		—
Total assets	$5,273.6	$7,602.0	$—	$—		$(1,477.3)		$11,398.3
Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$21.9	$334.0	$—	$—		$(334.0)	5i	$21.9
Accounts payable	771.8	—	1,035.3	—		(12.8)	5h	1,794.3
Accrued compensation and benefits	185.3	—	273.4	—		—		458.7
Trade and other payables	—	1,345.0	(1,345.0)	—		—		—
Deferred revenue	27.4	—	16.5	—		—		43.9
Current portion of operating lease liabilities	23.0	—	—	29.1	3a	—		52.1
Accrued expenses and other	167.6	—	319.8	(66.1)	3a, 3b, 3c	(54.6)	5k	366.7
Lease obligations	—	32.0	(32.0)	—		—		—
Derivative financial liabilities	—	10.0	(10.0)	—		—		—
Current tax liabilities	—	78.0	(78.0)	—		—		—
Provisions	—	180.0	(180.0)	—		—		—
Current liabilities held-for-sale	30.4	—	—	—		—		30.4
Total current liabilities	1,227.4	1,979.0	—	(37.0)		(401.4)		2,768.0
Long-term debt, net	2,599.8	1,532.0	—	—		1,249.1	5i	5,380.9
Deferred revenue	38.4	—	11.0	—		—		49.4
Deferred income taxes	13.5	261.0	—	—		(60.5)	5j	214.0

in $ millions	AAM (U.S. GAAP) Note 1	Dowlais (IFRS) Notes 1 and 7	Reclassification adjustments Note 2	IFRS to U.S. GAAP adjustments Note 3	Notes	Transaction adjustments Note 5	Notes	Pro forma condensed combined (U.S. GAAP)
Long-term portion of operating lease liabilities	85.8	—	—	127.8	3a	—		213.6
Postretirement benefits and other long-term liabilities	635.7	—	844.0	(101.7)	3a, 3b 3c	—		1,378.0
Other payables	—	31.0	(31.0)	—		—		—
Lease obligations	—	139.0	(139.0)	—		—		—
Derivative financial liabilities	—	3.0	(3.0)	—		—		—
Retirement benefit obligations	—	560.0	(560.0)	—		—		—
Provisions	—	122.0	(122.0)	—		—		—
Total liabilities	4,600.6	4,627.0	—	(10.9)		787.2		10,003.9
Stockholders’ equity
Preferred stock	—	—	—	—		—		—
Series common stock	—	—	—	—		—		—
Common stock	1.3	18.0	—	—		(16.8)	5k	2.5
Paid-in capital	1,405.5	—	—	—		711.2	5k	2,116.7
Capital redemption reserve	—	1.0	—	—		(1.0)	5k	—
Accumulated earnings (deficit)	(201.8)	3,205.0	—	10.9	3b	(3,260.9)	5k	(246.8)
Treasury stock at cost	(238.4)	(10.0)	—	—		10.0	5k	(238.4)
Accumulated other comprehensive income (loss)
Defined benefit plans, net of tax	(157.7)	—	—	—		—		(157.7)
Foreign currency translation adjustments	(138.9)	(292.0)	—	—		292.0	5k	(138.9)
Unrecognized gain (loss) on hedges, net of tax	3.0	(1.0)	—	—		1.0	5k	3.0
Equity attributable to owners of the parent	673.0	2,921.0	—	10.9		(2,264.5)		1,340.4
Noncontrolling interests in subsidiaries	—	54.0	—	—		—		54.0
Total stockholders’ equity	673.0	2,975.0	—	10.9		(2,264.5)		1,394.4
Total liabilities and stockholders’ equity	$5,273.6	$7,602.0	$—	$—		$(1,477.3)		$11,398.3

See the accompanying notes to the pro forma financial statements.

Unaudited pro forma condensed combined statement of income

Six months ended June 30, 2025

in $ millions	AAM (U.S. GAAP) Note 1	Dowlais (IFRS) Notes 1 and 7	Reclassification adjustments Note 2	IFRS to U.S. GAAP adjustments Note 3	Notes	Transaction adjustments Note 6	Notes	Pro Forma condensed combined (U.S. GAAP)
Net sales	$2,947.5	$2,831.0	$—	$—		$(29.3)	6a	$5,749.2
Cost of goods sold	2,572.9	2,422.0	—	2.9	3a	5.7	6b, 6c, 6e	5,003.5
Gross profit	374.6	409.0	—	(2.9)		(35.0)		745.7
Selling, general and administrative expenses	191.7	390.0	(128.9)	0.8	3a	—		453.6
Amortization of intangible assets	41.0	—	125.0	—		(107.4)	6d	58.6
Impairment charge	8.0	—	—	—		—		8.0
Restructuring and acquisition-related costs	36.2	—	67.5	—		—		103.7
Operating income	97.7	19.0	(63.6)	(3.7)		72.4		121.8
Interest expense	(86.0)	—	(74.0)	12.7	3a, 3d	(51.9)	6f	(199.2)
Finance costs	—	(75.0)	75.0	—		—		—
Interest income	11.2	8.0	—	—		—		19.2
Other income (expense)
Debt refinancing and redemption costs	(3.3)	—	—	—		—		(3.3)
Gain on Business Combination Derivative	68.2	—	—	—		—		68.2
Share of results of equity accounted investments	—	40.0	(40.0)	—		—		—
Other income (expense), net	0.7	—	102.6	(9.0)	3d	—		94.3
Income (loss) before income taxes	88.5	(8.0)	—	—		20.5		101.0
Income tax expense	42.1	6.0	—	—		5.1	6h	53.2
Net income (loss)	$46.4	$(14.0)	$—	$—		$15.4		$47.8
Basic earnings (loss) per share	$0.38	$(0.01)					6i	$0.20
Diluted earnings (loss) per share	$0.38	$(0.01)					6i	$0.20

See the accompanying notes to the pro forma financial statements.

Unaudited pro forma condensed combined statement of income

Year ended December 31, 2024

in $ millions	AAM (U.S. GAAP) Note 1	Dowlais (IFRS) Notes 1 and 7	Reclassification adjustments Note 2	IFRS to U.S. GAAP adjustments Note 3	Notes	Transaction adjustments Note 6	Notes	Pro Forma condensed combined (U.S. GAAP)
Net sales	$6,124.9	$5,542.0	$—	$—		$(103.1)	6a	$11,563.8
Cost of goods sold	5,383.5	4,717.0	—	5.4	3a	19.7	6b, 6c, 6e	10,125.6
Gross profit	741.4	825.0	—	(5.4)		(122.8)		1,438.2
Selling, general and administrative expenses	387.1	1,038.0	(516.5)	1.6	3a	—		910.2
Amortization of intangible assets	82.9	—	252.0	—		(216.8)	6d	118.1
Impairment charge	12.0	—	23.0	—		—		35.0
Restructuring and acquisition-related costs	18.0	—	185.3	—		74.5	6g	277.8
Operating income (loss)	241.4	(213.0)	56.2	(7.0)		19.5		97.1
Interest expense	(186.0)	—	(148.0)	26.0	3a, 3d	(103.7)	6f	(411.7)
Finance costs	—	(168.0)	168.0	—		—		—
Interest income	28.1	28.0	—	—		—		56.1
Other income (expense)
Debt refinancing and redemption costs	(0.6)	—	—	—		—		(0.6)
Share of results of equity accounted investments	—	78.0	(78.0)	—		—		—
Loss on equity securities	(0.1)	—	—	—		—		(0.1)
Other income (expense), net	(20.0)	—	1.8	(19.0)	3d	—		(37.2)
Income (loss) before income taxes	62.8	(275.0)	—	—		(84.2)		(296.4)
Income tax expense (benefit)	27.8	(60.0)	—	—		(21.1)	6h	(53.3)
Net income (loss)	$35.0	$(215.0)	$—	$—		$(63.1)		$(243.1)
Basic earnings (loss) per share	$0.29	$(0.16)					6i	$(1.04)
Diluted earnings (loss) per share	$0.29	$(0.16)					6i	$(1.04)

See the accompanying notes to the pro forma financial statements.

Notes to the unaudited pro forma condensed combined financial information

1. Basis of pro forma presentation

The accompanying pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X, as adopted by the SEC, and are based on the historical consolidated financial statements of AAM and Dowlais. AAM’s historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. Dollars. Dowlais’ historical financial statements were prepared in accordance with IFRS as issued by the IASB and presented in Pound Sterling. The historical Dowlais financial statements have been translated to U.S. Dollars as discussed in Note 7.

The pro forma financial statements reflect pro forma adjustments for:

(i) reclassifications resulting from differences in AAM and Dowlais’ accounting policies or changes to financial statement presentation to conform the financial statements of AAM and Dowlais (Note 2—Effect of Reclassification Adjustments);

(ii) adjustments to Dowlais financial statements for differences in accounting treatment and/or financial statement presentation between IFRS and U.S. GAAP (Note 3—IFRS to U.S. GAAP Adjustments); and

(iii) adjustments to reflect the consideration transferred in exchange for 100% of all outstanding Dowlais Shares and the resulting application of the acquisition method of accounting under ASC 805, as well as estimated transaction and financing costs anticipated to be incurred in connection with the Combination (Note 4—Preliminary Consideration, Note 5—Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet and Note 6—Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income).

The pro forma balance sheet has been prepared as if the Combination occurred on June 30, 2025, which is AAM’s most recent balance sheet date prior to this offering memorandum. The pro forma statements of income have been prepared as if the Combination occurred on January 1, 2024.

The accompanying pro forma financial statements were prepared using the acquisition method of accounting under the provisions of ASC 805 with AAM considered the acquirer of Dowlais. The acquisition method generally requires the acquirer to allocate the purchase price to the identifiable assets and liabilities of the acquired entity based on the acquisition-date fair values of the assets and liabilities, with certain exceptions.

For purposes of preparing the pro forma financial statements, AAM has calculated the estimated purchase price (Note 4—Preliminary Consideration) and has allocated the estimated purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed based on preliminary estimates of their respective fair values, where applicable. These estimates are based on certain assumptions related to the Combination and are subject to change as additional information becomes available. The final amounts will be based on the fair value of the identifiable tangible and intangible assets and liabilities of Dowlais as of the effective date of the Combination and may differ materially from the information included herein.

The following table represents the exchange rates used throughout the pro forma financial statements. Dowlais’ historical financial statements and pro forma adjustments were translated from Pound Sterling to U.S. Dollars using the period-end rate for the pro forma balance sheet as of June 30, 2025 and a historical average rate during the periods for the pro forma statements of income for the six months ended June 30, 2025 and the year ended December 31, 2024.

Period ended June 30, 2025	Average spot rate	$1.2978/£
Year ended December 31, 2024	Average spot rate	$1.2778/£
June 30, 2025	Period-end spot rate	$1.3727/£

Source: Bloomberg

2. Effect of reclassification adjustments

During the preparation of the pro forma financial statements, AAM performed certain procedures to identify pro forma accounting adjustments to be made as a result of material differences in the significant accounting policies or financial statement presentation of AAM and Dowlais. These procedures included a review of Dowlais significant accounting policies, as well as discussions between AAM management and Dowlais management regarding their significant accounting policies. At the time of preparing the pro forma financial statements, AAM has included all material reclassifications identified during these procedures. The adjustments below represent AAM’s best estimates based upon the information currently available to AAM and could be subject to change once more detailed information is available.

The table below represents a summary of reclassification adjustments made to conform the presentation of Dowlais’ balance sheet as of June 30, 2025 to that of AAM:

Balance sheet as of June 30, 2025 in $ millions	(a)		(b)	(c)	(d)	(e)	Pro forma Dowlais reclassification adjustments
Assets
Current assets
Accounts receivable, net	$—		$(104.3)	$(3.2)	$—	$—	$(107.5)
Inventories, net	—		—	(59.6)	—	—	(59.6)
Prepaid expenses and other	78.0	i	104.3	—	—	—	182.3
Derivative financial assets	(26.0)	i	—	—	—	—	(26.0)
Current tax assets	(52.0)	i	—	—	—	—	(52.0)
Non-current assets
Goodwill	1,472.0	ii	—	—	—	—	1,472.0
Other intangible assets, net	1,262.0	ii	—	—	(38.4)	—	1,223.6
Goodwill and other intangible assets	(2,734.0)	ii	—	—	—	—	(2,734.0)
Other assets and deferred charges	543.0	iii	—	62.8	38.4	—	644.2
Interests in equity accounted investments	(446.0)	iii	—	—	—	—	(446.0)
Derivative financial assets	(15.0)	iii	—	—	—	—	(15.0)
Retirement benefit surplus	(63.0)	iii	—	—	—	—	(63.0)
Other receivables	(19.0)	iii	—	—	—	—	(19.0)
Liabilities
Current liabilities
Accounts payable	1,345.0	iv	—	—	—	(309.7)	1,035.3
Accrued compensation and benefits	—		—	—	—	273.4	273.4

Balance sheet as of June 30, 2025 in $ millions	(a)		(b)	(c)	(d)	(e)	Pro forma Dowlais reclassification adjustments
Trade and other payables	(1,345.0)	iv	—	—	—	—	(1,345.0)
Deferred revenue	—		—	—	—	16.5	16.5
Accrued expenses and other	300.0	v	—	—	—	19.8	319.8
Lease obligations	(32.0)	v	—	—	—	—	(32.0)
Derivative financial liabilities	(10.0)	v	—	—	—	—	(10.0)
Current tax liabilities	(78.0)	v	—	—	—	—	(78.0)
Provisions	(180.0)	v	—	—	—	—	(180.0)
Non-current liabilities
Deferred revenue	11.0	vi	—	—	—	—	11.0
Post-retirement benefits and other long-term liabilities	844.0	vi	—	—	—	—	844.0
Other payables	(31.0)	vi	—	—	—	—	(31.0)
Lease obligations	(139.0)	vi	—	—	—	—	(139.0)
Derivative financial liabilities	(3.0)	vi	—	—	—	—	(3.0)
Retirement benefit obligations	(560.0)	vi	—	—	—	—	(560.0)
Provisions	(122.0)	vi	—	—	—	—	(122.0)

(a) Represents the reclassification of certain balances from Dowlais’ balance sheet to conform its presentation with that of AAM.

(b) Represents the reclassification from Accounts receivable, net to Prepaid expenses and other of Dowlais’ income and other tax receivables, prepayments, and participation fees previously paid to customers related to long-term agreements.

(c) Represents the reclassification of certain items presented by Dowlais within Inventories, net that are presented in other line items in AAM’s balance sheet, as follows: 1) $3.2 million of customer-owned tooling recoveries that has been reclassified to Accounts receivable, net; and 2) $62.8 million of equipment spare parts that have been reclassified to Other assets and deferred charges.

(d) Represents the reclassification of Dowlais engineering, design and development costs from Other intangible assets to Other assets and deferred charges.

(e) Represents the reclassification of certain items presented by Dowlais within Accounts Payable that are presented in other line items in AAM’s balance sheet.

Refer to the table below for a summary of reclassification adjustments made to conform Dowlais’ statement of income for the six months ended June 30, 2025 to that of AAM:

Statement of income for the six months ended June 30, 2025 in $ millions	(f)	(g)	(h)	Pro forma Dowlais reclassification adjustments
Selling, general and administrative expenses	$(125.0)	$(67.5)	$63.6	$(128.9)
Amortization of intangible assets	125.0	—	—	125.0
Restructuring and acquisition-related costs	—	67.5	—	67.5
Interest expense	(74.0)	—	—	(74.0)
Finance costs	75.0	—	—	75.0
Share of results of equity accounted investments	(40.0)	—	—	(40.0)
Other income (expense), net	39.0	—	63.6	102.6

(f) Represents the reclassification of certain balances from Dowlais’ statement of income to conform its presentation with that of AAM. The reclassification of Finance costs from Dowlais’ statement of income was divided, with $74.0 million reclassified to Interest expense and $1.0 million reclassified to Other income (expense), net based on the nature of the underlying items.

(g) Represents the reclassification of Dowlais restructuring costs from Selling, general and administrative expenses (SG&A) to Restructuring and acquisition-related costs.

(h) Represents the reclassification of unrealized gains and losses on foreign currency derivative contracts from SG&A to Other income (expense), net.

Refer to the table below for a summary of reclassification adjustments made to conform Dowlais’ statement of income for the year ended December 31, 2024 to that of AAM:

Statement of income for the year ended December 31, 2024 in $ millions	(i)	(j)	(k)	(l)	(m)	Pro forma Dowlais reclassification adjustments
Selling, general and administrative expenses	$(252.0)	$(185.3)	$(23.0)	$(90.7)	$34.5	$(516.5)
Amortization of intangible assets	252.0	—	—	—	—	252.0
Impairment charge	—	—	23.0	—	—	23.0
Restructuring and acquisition-related costs	—	185.3	—	—	—	185.3
Interest expense	(148.0)	—	—	—	—	(148.0)
Finance costs	168.0	—	—	—	—	168.0
Share of results of equity accounted investments	(78.0)	—	—	—	—	(78.0)
Other income (expense), net	58.0	—	—	(90.7)	34.5	1.8

(i) Represents the reclassification of certain balances from Dowlais’ statement of income to conform its presentation with that of AAM. The reclassification of Finance costs from Dowlais’ statement of income was divided, with $148.0 million reclassified to Interest expense and $20.0 million reclassified to Other income (expense), net based on the nature of the underlying items.

(j) Represents the reclassification of Dowlais restructuring costs from SG&A to Restructuring and acquisition-related costs.

(k) Represents the reclassification from SG&A to Impairment charge of costs associated with Dowlais’ disposal of its Hydrogen business in 2024.

(l) Represents the reclassification of unrealized gains and losses on foreign currency derivative contracts from SG&A to Other income (expense), net.

(m) Represents the reclassification from SG&A to Other income (expense), net of certain items previously recorded as fair value items on historical acquisitions that were resolved for more favorable amounts than first anticipated and resulted in a one-time gain.

3. IFRS to U.S. GAAP adjustments

The historical consolidated financial statements of Dowlais have been prepared under IFRS accounting standards. The IFRS to U.S. GAAP adjustments outlined below represent conforming adjustments to present Dowlais’ financial statements under U.S. GAAP. These adjustments are preliminary and are subject to change as additional information becomes available and additional analysis is performed.

a. Leases

Dowlais, in its capacity as a lessee, accounts for all leases under one accounting model, which is effectively equivalent to that of a finance lease under U.S. GAAP. Based on a preliminary assessment, AAM believes the majority of Dowlais’ leases will be classified as operating leases based on their contractual terms. The primary difference in the two models is the classification of lease expense where Dowlais’ currently records a portion of lease expense to depreciation expense and a portion to interest expense. Under U.S. GAAP, operating leases are recorded on a straight-line basis to operating lease expense, which is not classified as depreciation or interest.

The following adjustments have been made for Dowlais’ leases under U.S. GAAP:

(i) Unaudited Pro Forma Condensed Combined Balance Sheet impact:

Leases classified as operating leases are reclassified to Operating lease right-of-use assets from Property, plant and equipment, net and their corresponding lease liabilities to Current portion of operating lease liabilities and Long-term portion of operating lease liabilities for the current and non-current portion, respectively. This adjustment reclassifies $135.2 million of operating lease right-of-use assets from Property, plant and equipment, net to Operating lease right-of-use assets, reclassifies $29.1 million from Accrued expenses and other to Current portion of operating lease liabilities and reclassifies $127.8 million from Postretirement benefits and other long-term liabilities to Long-term portion of operating lease liabilities.

(ii) Unaudited Pro Forma Condensed Combined Statement of Income impact:

Under IFRS, finance lease expenses are classified as depreciation and interest whereas under U.S. GAAP operating leases are recorded as lease expense on a straight-line basis. For the six months ended June 30, 2025 and the year ended December 31, 2024, this adjustment reclassifies $2.9 million and $5.4 million, respectively, of previously recognized interest expense to Cost of goods sold and reclassifies $0.8 million and $1.6 million, respectively, of previously recognized interest expense to SG&A for the leases that are expected to be classified as operating leases under U.S. GAAP. The interest expense was reclassified proportionally based on an approximation of Dowlais’ current expense recognition for leases between Cost of goods sold and SG&A.

b. Provisions for loss-making contracts

Under IFRS, Dowlais has recorded provisions for loss-making (onerous) contracts. IFRS provides for a more broadly applicable principle to be applied to contracts that are determined to be onerous, while U.S. GAAP requires that provisions be recorded for onerous contracts in certain limited circumstances under ASC 605, primarily when the contracts are construction-type or production-type contracts. Dowlais does not have contracts that qualify as construction-type or production-type contracts. This adjustment removes $8.2 million from Accrued expenses and other and $2.7 million from Postretirement benefits and other long-term liabilities associated with Dowlais’ provision for loss-making contracts as AAM does not believe that the contracts would meet the requirements for provision under U.S. GAAP. There was no expense associated with loss-making contracts in the six months ended June 30, 2025 or the year ended December 31, 2024 and thus no adjustment to the unaudited pro forma condensed combined statements of income.

c. Income tax liabilities

Under IFRS, Dowlais records a portion of uncertain tax positions (“UTPs”) within current liabilities. Under U.S. GAAP, UTPs are classified as non-current liabilities unless the amounts are expected to be paid within the next 12 months. This adjustment reclassifies $28.8 million of the long-term portion of the UTP liability from Accrued expenses and other to Postretirement benefits and other long-term liabilities. For this portion of the UTPs, there is no indication at this time that the payment will be made within the next 12 months and therefore under U.S. GAAP such portion is recorded as long-term.

d. Pension interest

Under IFRS, Dowlais presents its net interest cost on pensions as a component of Interest expense. AAM presents all components of net periodic pension and postretirement benefit costs other than service costs in Other income (expense), net. For the six months ended June 30, 2025 and the year ended December 31, 2024, this adjustment reclassifies $9.0 million and $19.0 million, respectively, of Dowlais’ net interest cost on pensions from Interest expense to Other income (expense), net.

4. Preliminary consideration to be transferred

a. Preliminary purchase price

The following table represents the preliminary calculation of consideration transferred under the Combination:

	Note	June 30, 2025
		(in millions except share data)
Calculation of share consideration
Number of Dowlais Shares issued and outstanding as of September 8,2025 (in thousands)	(i)	1,327,841
Exchange ratio	(i)	0.0881
Estimated number of AAM Shares to be issued in the Combination (in thousands)		116,983
Price per AAM Share as of September 8, 2025	(i)	$6.09
Estimated fair value of AAM Shares issued		712.4
Estimated cash consideration	(ii)	793.4
Settlement of existing payables and receivables between AAM and Dowlais	(iii)	(9.7)
Estimated fair value of preliminary consideration transferred		$1,496.1

(i) The Co-operation Agreement provides that Dowlais Shareholders will receive 0.0881 AAM Shares for each Dowlais Share held. ASC 805 requires the calculation of consideration be performed as of the closing date of the Combination, however, for purposes of the pro forma financial statements, the closing share price of AAM Shares as of September 8, 2025 was used. The number of Dowlais Shares issued and outstanding includes approximately 11 million shares associated with unvested Dowlais outstanding share awards that were accelerated pursuant to the Co-operation Agreement and are attributable to pre-Combination service.

(ii) The Co-operation Agreement provides that Dowlais Shareholders will receive 43 pence per share in cash for each Dowlais Share held, which translated to $0.59 per Dowlais Share at the June 30, 2025 exchange rate as included in Note 1—Basis of Pro Forma Presentation. This amount also includes approximately $10.0 million for unvested Dowlais outstanding share awards that were accelerated pursuant to the Co-operation Agreement and are attributable to pre-Combination service.

(iii) AAM and Dowlais had existing accounts payable balances of $9.7 million as of June 30, 2025. As a result of the Combination, the pre-existing accounts payable balances were treated as if they were effectively settled and AAM accounted for this settlement separately from the Combination. This resulted in a $9.7 million reduction in the consideration transferred.

The final value of the share consideration in the Combination will be determined based on the actual number of AAM Shares issued and the market price of AAM Shares at the closing date of the Combination. The preliminary estimated share consideration reflected in the pro forma financial statements could differ materially due to movements in the price per share of AAM Shares up to the closing date of the Combination. A sensitivity analysis related to the fluctuation in the price per share of AAM Shares was performed to assess the impact of a hypothetical change of 10% to the closing price on September 8, 2025.

	Stock price	Total estimated consideration
		(in millions)
10% increase	$6.70	$1,567.5
10% decrease	$5.48	$1,424.8

b. Allocation of preliminary purchase price

The preliminary purchase price as shown in the table above is allocated to the tangible and intangible assets acquired and liabilities assumed of Dowlais based on their preliminary estimated fair values. As further discussed in Note 1—Basis of Pro Forma Presentation, the fair value assessments are preliminary and are based upon available information and certain assumptions which AAM believes are reasonable. Actual results may differ materially from the assumptions used within the pro forma financial statements.

Description	June 30, 2025
(in millions)
Total estimated consideration transferred	$1,496.1
Estimated fair value of Dowlais noncontrolling interest	54.0
Estimated Dowlais fair value	1,550.1
Cash and cash equivalents	446.0
Inventories	577.4
Other current assets	889.1
Property, plant and equipment	2,580.1
Identified intangible assets	406.2
Other non-current assets	1,002.7
Total assets	5,901.5
Accounts payable	1,032.2
Other current liabilities	906.7
Long-term debt	1,625.3
Other non-current liabilities	1,081.6
Net assets to be acquired	1,255.7
Preliminary goodwill	$294.4

5. Adjustments to the unaudited pro forma condensed combined balance sheet

The items below represent pro forma adjustments reflected in the Transaction Adjustments column of the pro forma balance sheet:

a. Reflects the sources and uses of funds relating to the Combination, as follows:

Description	Note	June 30, 2025
		(in millions)
Sources (Uses)
AAM expected borrowings under credit facilities	(i)	$2,286.0
Cash paid for debt issuance costs associated with AAM expected borrowings under credit facilities	(i)	(90.0)
Cash portion of consideration related to the Combination	(ii)	(793.4)
Cash paid for transaction costs	(iii)	(58.4)
Cash paid to repay certain Dowlais’ indebtedness	(i)	(1,374.2)
Estimated cash paid for Dowlais’ share-based awards attributable to post-Combination service and retention awards	(iv)	(40.0)
Pro forma adjustment to cash and cash equivalents		$(70.0)

(i) Reflects assumed financing activities associated with the Combination as further described in Note 5i below.

(ii) Reflects the cash consideration expected to be paid by AAM to effect the Combination, including payment of the cash portion associated with unvested Dowlais outstanding share awards that were accelerated pursuant to the Co-operation Agreement and are attributable to pre-Combination service.

(iii) Reflects the payment of non-recurring banking, legal, financial advisory, accounting, consulting and other directly related transaction costs expected to be incurred by AAM in conjunction with the Combination. Total non-recurring transaction costs are currently estimated to be approximately $70.0 million, of which $11.6 million was paid by AAM during the first six months of 2025. See Note 5k and Note 6g for the corresponding adjustments to pro forma stockholders’ equity and the pro forma statement of income, respectively.

(iv) Reflects estimated cash paid for Dowlais share-based compensation attributable to post-Combination service and retention awards, which were recognized as expense by AAM in the pro forma statement of income. See further discussion in Note 6g.

b. Reflects the adjustment to eliminate trade and other receivables between AAM and Dowlais:

Description	June 30, 2025
(in millions)
Elimination of AAM receivables from Dowlais	$(3.1)
Elimination of Dowlais receivables from AAM	(9.7)
Pro forma adjustment to Accounts receivable, net	$(12.8)

c. Reflects the adjustment to inventories based on the preliminary fair value assessment:

Description	Note	June 30, 2025
		(in millions)
Estimated fair value of inventories	(i)	$593.3
Dowlais historical net book value of inventories after Reclassification Adjustments		540.4
Fair value step-up		52.9
Less: Inventories capitalized by Dowlais that are not capitalized by AAM	(ii)	(15.9)
Adjustment to pro forma Inventories, net		$37.0

(i) Raw materials inventory was not adjusted as the carrying value of raw materials is assumed to represent fair value. The portion of the preliminary adjustment that relates to finished goods is based on the estimated selling price of the inventory less costs to sell the inventory and a reasonable profit margin on the sale. The portion of the preliminary adjustment associated with work-in-progress inventory includes estimated costs to complete the inventory and also includes a reasonable profit margin. Changes in these inputs could have a significant impact on the valuation of inventories. See Note 6e for the associated impact on Cost of goods sold.

(ii) Dowlais capitalizes into inventories certain non-productive materials that are consumed in the manufacturing process but are not included in the finished goods sold to customers. AAM does not capitalize these items into inventories but instead expenses these materials when purchased, thus this adjustment removes these inventories from the pro forma balance sheet as they will not be recognized by AAM as an asset in purchase accounting.

d. Reflects the adjustment to property, plant and equipment, net based on a preliminary fair value assessment:

Description	June 30, 2025
(in millions)
Estimated fair value of Property, plant and equipment, net	$2,580.1
Less: Dowlais’ historical net book value of Property, plant and equipment after IFRS to U.S. GAAP adjustments	(2,041.8)
Pro forma adjustment to Property, plant and equipment, net	$538.3

e. Reflects the adjustment to deferred tax assets associated with the incremental differences in the book and tax basis created from the Combination:

Description	Note	Fair value adjustment	Impact to deferred taxes June 30, 2025
		(in millions)	(in millions)
Impact of accelerating the vesting of Dowlais’ share-based compensation	(i)	$—	$1.9
Adjustment to Long-term debt, net	(i)	93.3	23.3
Total Transaction Adjustments to Deferred tax assets		$93.3	$25.2

(i) These adjustments were based on the statutory tax rate in the U.K. of 25%. The effective tax rate of the Combined Group could be significantly different (either higher or lower) depending on post-closing Combination activities, including cash needs, the geographical mix of income and changes in tax laws. Because the tax rate used for the unaudited condensed combined pro forma financial information is estimated, the rate will likely vary from the actual effective rate in periods subsequent to the closing of the Combination. The determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

f. Reflects the adjustment to goodwill based on the preliminary purchase price allocation:

Description	Note	June 30, 2025
		(in millions)
Preliminary goodwill	(i)	$294.4
Less: Dowlais’ historical net book value of goodwill after Reclassification Adjustments		(1,472.0)
Pro forma adjustment to Goodwill		$(1,177.6)

(i) Goodwill represents the excess of preliminary purchase price over the preliminary fair value of the underlying net tangible and intangible assets acquired and liabilities assumed. Refer to the preliminary purchase price allocation in Note 4b above for more details.

g. Reflects the adjustment to intangible assets based on a preliminary fair value assessment:

Description	Note	June 30, 2025
		(in millions)
Fair value of intangible assets acquired	(i)	$406.2
Less: Dowlais’ historical net book value of other intangible assets after Reclassification Adjustments		(1,223.6)
Pro forma adjustment to Other intangible assets, net		$(817.4)

(i) The intangible assets identified were customer platforms, customer relationships and certain technology of Dowlais. These intangible assets will be amortized on a straight-line basis over their estimated useful lives as further detailed in Note 6d.

h. Reflects the adjustment to eliminate trade and other payables between AAM and Dowlais:

Description	June 30, 2025
(in millions)
Elimination of AAM to Dowlais payables	$(9.7)
Elimination of Dowlais to AAM payables	(3.1)
Pro forma adjustment to Accounts payable	$(12.8)

i.	In connection with the Combination, AAM expects to incur additional debt that will be used, in part, to fund the cash consideration payable in connection with the Combination, related fees and expenses, and repay certain existing indebtedness of Dowlais. This adjustment to Long-term debt, net reflects the incremental borrowings under AAM’s credit facilities and repayment of certain of Dowlais’ existing indebtedness at fair value expected to be assumed as part of the Combination, in each case, based on the assumptions further described in Note 6f:

Description	June 30, 2025
(in millions)
AAM expected borrowings under credit facilities	$2,286.0
Fair value adjustment to Dowlais’ long-term debt	93.3
AAM estimated debt issuance costs associated with expected borrowings under credit facilities	(90.0)
Elimination of certain of Dowlais’ long-term debt at fair value	(1,040.2)
Pro forma adjustment to Long-term debt, net	$1,249.1
Elimination of current portion of Dowlais’ existing debt at fair value	$(334.0)

j.	Reflects the adjustment to deferred tax liability associated with the incremental differences in the book and tax basis created from the preliminary purchase allocation:

Description	Note	Fair value adjustment	Impact to deferred taxes June 30, 2025
		(in millions)	(in millions)
Adjustment to Inventories, net	(i)	$37.0	$9.3
Adjustment to Property, plant and equipment, net	(i)	538.3	134.6
Adjustment to Other intangible assets, net	(i)	(817.4)	(204.4)
Pro forma adjustment to Deferred income taxes	(i)	$(242.1)	$(60.5)

(i) The adjustment to Deferred income taxes arises from the preliminary fair values of inventories, property plant and equipment, and other intangible assets due to the transaction. These adjustments were based on the statutory tax rate in the U.K. of 25% applied to the associated adjustments to fair value. The effective tax rate of the Combined Group could be significantly different (either higher or lower) depending on post-closing Combination activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rate used for the unaudited condensed combined pro forma financial information is estimated, the rate will likely vary from the actual effective rate in periods subsequent to the closing of the Combination. The determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

k. Reflects the adjustment to AAM and Dowlais equity based on the following:

(in millions)	Eliminate Dowlais’ historical equity	Estimated value of shares issued to Dowlais shareholders (i)	Estimated acceleration expense of Dowlais share awards, net of tax (ii)	Estimated transaction costs, net of tax (iii)	Total adjustments to equity
Common stock	$(18.0)	$1.2	$—	$—	$(16.8)
Paid-in capital	—	711.2	—	—	711.2
Capital redemption reserve	(1.0)	—	—	—	(1.0)
Retained earnings	(3,205.0)	—	(30.0)	(25.9)	(3,260.9)
Common stock held in treasury, at cost	10.0	—	—	—	10.0
Foreign currency translation adjustments	292.0	—	—	—	292.0
Unrecognized loss on hedges, net of tax	1.0	—	—	—	1.0
	$(2,921.0)	$712.4	$(30.0)	$(25.9)	$(2,264.5)

(i) Reflects the issuance of AAM Shares in connection with the Combination.

(ii) Reflects one-time incremental compensation costs ($40.0 million pre-tax and $30.0 million net of tax) related to the acceleration and settlement of the post-Combination service associated with certain Dowlais share awards, as well as retention awards related to the Combination. The corresponding tax effect has increased Deferred tax assets by $1.9 million (See Note 5e) for the portion associated with Dowlais’ share awards and has reduced income taxes payable within Accrued expenses and other by $8.1 million for the portion associated with the retention awards. See Note 5a and Note 6g for additional detail.

(iii) AAM expects to incur approximately $70.0 million of total transaction costs associated with the Combination, of which $5.7 million were incurred in the year ended December 31, 2024 and $29.8 million were incurred in the six months ended June 30, 2025 and are reflected in the historical consolidated financial statements of AAM. This adjustment reflects the additional charge for transaction costs ($34.5 million pre-tax and $25.9 million net of tax) not yet incurred and not previously reflected in the historical financial statements of AAM.

A corresponding impact has been recorded within Cash and cash equivalents of  $58.4 million, which represents the total expected cash payments for transaction costs of  $70.0 million less $11.6 million paid by AAM in the first six months of 2025. This adjustment also resulted in a reduction of income taxes payable of  $8.6 million for the corresponding tax effect and an adjustment of $23.9 million for accrued transaction costs incurred but not yet paid that were presented in Accrued expenses and other in AAM’s historical balance sheet as of June 30, 2025. In addition, $34.5 million has been recorded within Restructuring and acquisition-related costs in the pro forma statement of income for the year ended December 31, 2024. See Note 5a and Note 6g for additional detail.

6. Adjustments to the unaudited pro forma condensed combined statements of income

The items below represent pro forma adjustments reflected in the Transaction Adjustments column of the pro forma statements of income and are expected to have a continuing impact on the Combined Group unless stated otherwise.

a. Reflects the pro forma adjustment to Net sales to eliminate sales between AAM and Dowlais:

Description	Six months ended June 30, 2025	Year ended December 31, 2024
	(in millions)	(in millions)
Elimination of AAM to Dowlais revenue	$(4.0)	$(17.4)
Elimination of Dowlais to AAM revenue	(25.3)	(85.7)
Pro forma adjustment to Net sales	$(29.3)	$(103.1)

b. Reflects the pro forma adjustment to Cost of goods sold associated with the eliminated sales between AAM and Dowlais:

Description	Six months ended June 30, 2025	Year ended December 31, 2024
	(in millions)	(in millions)
Elimination of costs associated with AAM to Dowlais revenue	$(4.0)	$(17.4)
Elimination of costs associated with Dowlais to AAM revenue	(25.3)	(85.7)
Pro forma adjustment to Cost of goods sold	$(29.3)	$(103.1)

c.	Reflects the pro forma adjustment to depreciation expense for acquired property, plant and equipment, which will be depreciated on a straight-line basis over their expected useful lives. The adjustment represents incremental depreciation expense based on the estimated preliminary fair values and useful lives of the property, plant and equipment, as follows:

	Incremental fair value	Estimated life (years)	Six months ended June 30, 2025	Year ended December 31, 2024
	(in millions)		(in millions)	(in millions)
Land	$65.3	Indefinite	$—	$—
Buildings and site improvements	185.1	15	6.2	12.3
Machinery and equipment	287.9	5	28.8	57.6
Incremental depreciation of property, plant and equipment	$538.3		$35.0	$69.9

d.	Acquired intangible assets are expected to consist of customer platforms, customer relationships and certain technology of Dowlais. These intangible assets will be amortized on a straight-line basis over their expected useful lives. The net adjustment to amortization expense in the table below removes Dowlais’ historical amortization expense on previously recognized intangible assets and includes estimated amortization expense for the newly identified intangible assets expected to result from the Combination. AAM will continue to evaluate the fair value of other intangible assets through completion of the Combination. Any change in fair value of other intangible assets would have a direct impact on future earnings through amortization expense.

	Fair value	Estimated life (years)	Six months ended June 30, 2025	Year ended December 31, 2024
	(in millions)		(in millions)	(in millions)
Customer platforms	$243.7	12	$10.1	$20.3
Technology	121.9	10	6.1	12.2
Customer relationships	40.6	15	1.4	2.7
Less: Historical amortization of Dowlais			(125.0)	(252.0)
Net adjustment to amortization	$406.2		$(107.4)	$(216.8)

e.	Reflects the non-recurring adjustment to Cost of goods sold for the first year following the Combination to reflect the step-up in fair value of acquired inventories which is higher than Dowlais historical cost. See Note 5c for additional detail.

Year ended December 31, 2024
(in millions)
Acquisition-related fair value inventory adjustment	$52.9

f.	As discussed in Note 5—Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet, AAM expects to incur new debt as result of the Combination that will be used, in part, to fund the cash consideration payable in connection with the Combination, related fees and expenses, and repay certain existing indebtedness of Dowlais. AAM expects to incur $2,286.0 million of additional debt, with maturities approximating seven years and an estimated weighted average interest rate of 8.0%, plus the amortization of debt issuance costs, based on market conditions as of the last practicable date prior to the filing of this offering memorandum. The following calculation represents the preliminary estimate of the impact on Interest expense as a result of the new borrowings and repayment of certain existing long-term indebtedness of Dowlais. The following calculation assumes such new borrowings will be pursuant to the Second Amendment and the Bridge Credit Agreements, and does not give effect to this offering (including any potential increase to the offering size of the unsecured notes) or to actual terms of the notes issued in this offering.

	Six months ended June 30, 2025	Year ended December 31, 2024
	(in millions)	(in millions)
Estimated interest expense on AAM expected borrowings under credit facilities	$91.4	$182.9
Amortization of debt issuance costs	6.4	12.9
Elimination of Dowlais’ historical interest expense	(45.9)	(92.1)
Adjustment to Interest expense	$51.9	$103.7

AAM expects to incur approximately $90.0 million in debt issuance costs associated with the new borrowings, which has been recorded as a reduction of Long-term debt, net on the pro forma balance sheet and will be amortized into Interest expense over the life of the borrowings. The impact of a 1/8% (12.5 basis points) change in the interest rate would result in a change of approximately $2.9 million in Interest expense on an annual basis.

g. Reflects the adjustment for transaction costs associated with the Combination, as follows:

	Note	Year ended December 31, 2024
		(in millions)
Expected transaction costs	(i)	$34.5
Estimated expense for Dowlais’ share-based awards attributable to post-Combination service and retention awards	(ii)	40.0
Total		$74.5

(i) Represents estimated transaction costs directly attributable to the Combination that are expected to be incurred and are not recorded within the historical consolidated statements of income of AAM. These costs are assumed to be settled in cash in the pro forma balance sheet (see Note 5a). Transaction costs are non-recurring and not expected to be incurred in any period beyond 12 months from the closing date of the Combination. The pro forma statement of income for the year ended December 31, 2024 reflects $34.5 million ($25.9 million net of tax) of non-recurring transaction costs as if those costs were incurred on January 1, 2024. See Note 5k for additional detail.

(ii) Represents $40.0 million ($30.0 million net of tax) of estimated expense related to Dowlais’ share-based awards attributable to post-Combination service and retention payments to Dowlais employees following the Combination with certain future service requirements. These costs are not recorded within the historical consolidated statements of income of Dowlais and are assumed to have been settled in cash in the pro forma balance sheet (see Note 5a).

h.	To record the income tax impact of the pro forma adjustments utilizing the statutory income tax rate in the U.K. of 25% for the six months ended June 30, 2025 and the year ended December 31, 2024. The effective tax rate of the Combined Group could be significantly different (higher or lower) depending on post-closing Combination activities, including cash needs, the geographical mix of income and changes in tax laws. Because the tax rate used for the pro forma financial statements is estimated, the rate will likely vary from the actual effective rate in periods subsequent to the Combination. This determination is preliminary and subject to change based upon, among other factors, the final determination of the fair value of the assets acquired and liabilities assumed.

i.	The pro forma basic and diluted weighted average shares outstanding are a combination of AAM’s historical weighted average AAM Shares and the share impact as a result of the Combination. The pro forma basic and diluted earnings per share calculations are based on the adjusted basic and diluted weighted average shares following the Combination. The basic and diluted loss per share are the same for the year ended December 31, 2024 as the impact of potentially dilutive share-based compensation would have been antidilutive.

The calculation of pro forma income (loss) per share is as follows:

	Note	Six months ended June 30, 2025	Year ended December 31, 2024
		(in millions, except per share data)	(in millions, except per share data)
Pro forma net income (loss)		$47.8	$(243.1)
Historical weighted average number of AAM Shares outstanding
Basic		118.2	117.5
Diluted		118.3	117.5
Impact of the Combination on weighted average number of AAM Shares outstanding	(i)	117.0	117.0

	Note	Six months ended June 30, 2025	Year ended December 31, 2024
		(in millions, except per share data)	(in millions, except per share data)
Pro forma weighted average number of AAM Shares outstanding
Basic		235.2	234.5
Diluted		235.3	234.5
Pro forma income (loss) per AAM Share
Basic		$0.20	$(1.04)
Diluted		$0.20	$(1.04)

(i) Reflects the issuance of AAM Shares in connection with the Combination. See Note 4—Preliminary Consideration.

7. Translation of Dowlais historical financial statements

Dowlais’ historical financial statements were presented in millions of Pound Sterling. In order to align the presentation with that of AAM, the Dowlais balance sheet was translated into millions of U.S. Dollars using the period-end spot rate of  $1.3727 to £1.00 as of June 30, 2025.

Consolidated balance sheet	IFRS June 30, 2025	IFRS June 30, 2025
	(£ in millions)	($ in millions)
Non-current assets
Goodwill and other intangible assets	£1,992	$2,734
Property, plant and equipment	1,586	2,177
Interests in equity accounted investments	325	446
Deferred tax assets	146	200
Derivative financial assets	11	15
Retirement benefit surplus	46	63
Other receivables	13	19
Total non-current assets	4,119	5,654
Current assets
Inventories	437	600
Trade and other receivables	600	824
Derivative financial assets	19	26
Current tax assets	38	52
Cash and cash equivalents	325	446
Total current assets	1,419	1,948
Total assets	£5,538	$7,602
Current liabilities
Trade and other payables	£981	$1,345
Interest-bearing loans and borrowings	243	334
Lease obligations	23	32
Derivative financial liabilities	7	10
Current tax liabilities	57	78
Provisions	131	180

Consolidated balance sheet	IFRS June 30, 2025	IFRS June 30, 2025
	(£ in millions)	($ in millions)
Total current liabilities	1,442	1,979
Non-current liabilities
Other payables	23	31
Interest-bearing loans and borrowings	1,116	1,532
Lease obligations	101	139
Derivative financial liabilities	2	3
Deferred tax liabilities	190	261
Retirement benefit obligations	408	560
Provisions	89	122
Total non-current liabilities	1,929	2,648
Total liabilities	3,371	4,627
Equity
Issued share capital	13	18
Capital redemption reserve	1	1
Own shares	(7)	(10)
Translation reserve	(213)	(292)
Hedging reserve	(1)	(1)
Retained earnings	2,335	3,205
Equity attributable to owners of the parent	2,128	2,921
Non-controlling interests	39	54
Total equity	2,167	2,975
Total liabilities and equity	£5,538	$7,602

The Dowlais statement of income was translated into millions of U.S. Dollars using an average spot rate of  $1.2978 to £1.00 for the six months ended June 30, 2025. The Dowlais historical statement of income was presented with brackets around all expense items. The use of brackets in the presentation below have been adjusted to align with that of AAM.

Consolidated statement of income	IFRS six months ended June 30, 2025	IFRS six months ended June 30, 2025
	(£ in millions)	($ in millions)
Revenue	£2,181	$2,831
Cost of sales	1,866	2,422
Gross profit	315	409
Selling, general and administrative expenses	300	390
Operating income	15	19
Share of results of equity accounted investments, net of tax	31	40
Finance costs	(58)	(75)
Finance income	6	8
Loss before tax	(6)	(8)
Tax	5	6

Consolidated statement of income	IFRS six months ended June 30, 2025	IFRS six months ended June 30, 2025
	(£ in millions)	($ in millions)
Loss after tax for the period	£(11)	$(14)
Attributable to:
Owners of the parent	£(14)	$(18)
Non-controlling interests	3	4
	£(11)	$(14)
Loss per share
Basic	£(0.011)	$(0.014)
Diluted	£(0.011)	$(0.014)

The Dowlais statement of income was translated into millions of U.S. Dollars using an average spot rate of  $1.2778 to £1.00 for the year ended December 31, 2024. The Dowlais historical statement of income was presented with brackets around all expense items. The use of brackets in the presentation below have been adjusted to align with that of AAM.

Consolidated statement of income	IFRS year ended December 31, 2024	IFRS year ended December 31, 2024
	(£ in millions)	($ in millions)
Revenue	£4,337	$5,542
Cost of sales	3,691	4,717
Gross profit	646	825
Selling, general and administrative expenses	813	1,038
Operating loss	(167)	(213)
Share of results of equity accounted investments, net of tax	61	78
Finance costs	(131)	(168)
Finance income	22	28
Loss before tax	(215)	(275)
Tax	(47)	(60)
Loss after tax for the year	£(168)	$(215)
Attributable to:
Owners of the parent	£(173)	$(221)
Non-controlling interests	5	6
	£(168)	$(215)
Loss per share
Basic	£(0.126)	$(0.161)
Diluted	£(0.126)	$(0.161)